  Exhibit 99.1

CORMEDIX INC. REPORTS FIRST QUARTER 2019 FINANCIAL RESULTS
AND PROVIDES BUSINESS UPDATE
Conference Call Scheduled for Today at 4:30 p.m. Eastern Time

Berkeley Heights, NJ – May 13, 2019 – CorMedix Inc. (NYSE American: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease, today announced financial results for the first quarter ended March 31, 2019 and provided an update on recent business events.

Recent Corporate and Clinical Highlights:

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Announced that the Company has completed the statistical analyses of data and additional information requested by FDA for the primary and secondary efficacy endpoints of the Company’s LOCK-IT-100 clinical study. These analyses support the strong topline results previously announced.

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FDA has granted the Company’s meeting request to continue its dialogue on the data from LOCK-IT-100 and its support as substantial evidence of safety and effectiveness of Neutrolin® as a catheter-lock solution in hemodialysis patients for the New Drug Application.

●
Presented results of the Company’s Phase 3 LOCK-IT-100 Study at the National Kidney Foundation Spring 2019 Clinical Meetings. A total of 41 catheter-related blood stream infections (CRBSIs) was determined by the Clinical Adjudication Committee (CAC) in the full data set, compared with 28 CRBSI cases in the interim analysis.  The full data set showed a 71% reduction in the risk of occurrence of CRBSIs compared with the active control of heparin, which is well in excess of the study’s assumed treatment effect size of a 55% reduction and statistically significant with a p-value of 0.0006.

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Appointed Dr. Phoebe Mounts, Esq. as Executive Vice President and General Counsel, leading the Company’s legal, compliance and regulatory affairs. Dr. Mounts has been a trusted legal advisor to the Company since 2013 and has been responsible for developing the FDA regulatory strategies for Neutrolin.

●
Completed the previously announced sale of $5.4 million of NOL tax benefits to two unrelated, profitable New Jersey corporations through the New Jersey Economic Development Authority’s New Jersey Technology Business Tax Certificate Transfer program for State Fiscal Year 2018. As a result, the Company has received approximately $5.1 million in cash from the sale of these NOL tax benefits.

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Announced that the Company had regained compliance with the NYSE American listing requirements.

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Cash, cash equivalents and short-term investments at March 31, 2019 amounted to $26.4 million.

Khoso Baluch, CorMedix CEO, commented, “We are pleased that our current discussions with the FDA are continuing and we look forward to completing the clinical study report, which is required to demonstrate the safety and efficacy of Neutrolin as a catheter-lock solution for hemodialysis patients. The team continues in parallel to prepare the additional components required for an NDA filing. In our view, the results of the LOCK-IT-100 study strongly support our case for Neutrolin’s efficacy and safety as a catheter lock solution in hemodialysis patients.”

Mr. Baluch continued, “We are also pleased with our financial results this quarter and with the receipt of $5.1 million in funding through the NJ NOL program. As a result, our liquidity at March 31 is the highest in several years. We believe the funds we have available are sufficient for us to complete the regulatory discussion with the FDA and file an NDA if the FDA agrees with our request to file based on a single study.”

First Quarter 2019 Financial Highlights

For the first quarter 2019, CorMedix recorded a net loss of $5.2 million, or $0.22 per share, compared with a net loss of $10.2 million, or $0.68 per share, in the first quarter of 2018, a decrease of $5.0 million. Net loss in the first quarter of 2019 was driven by decreased costs related to the LOCK-IT-100 clinical study due to the winding down of the study while other expenses continued to decline or remained flat.

Operating expenses in the first quarter 2019 were $4.9 million, compared to $10.2 million in the fourth quarter of 2018, a decrease of approximately 52%. R&D expense decreased approximately 65% to $2.9 million, due to a 77% decrease in clinical trial expense. SG&A expense increased by 4%.

Conference Call Information:

The management team of CorMedix will host a conference call and webcast today, May 13, 2019, at 4:30 PM Eastern Time, to discuss recent corporate developments and financial results. Call details and dial-in information are as follows:

Domestic:                                        877-407-9124
International:                                   201-689-8584
Passcode:                                         13690433
Webcast (with slides):                     https://www.investornetwork.com/event/presentation/48100

Replay will be available through May 28, 2019:
Domestic:                                        877-481-4010
International:                                   919-882-2331
Conference ID:                                48100

The management team will share the slide presentation that was made on May 10, 2019 at the National Kidney Foundation (NKF) Spring 2019 Clinical Meetings during the webcast. Please log into the investor section of the Company’s website for a link to the slide presentation.

About CorMedix

CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory diseases. The Company is focused on developing its lead product Neutrolin®, a novel, non-antibiotic antimicrobial solution designed to prevent costly and dangerous bloodstream infections associated with the use of central venous catheters, currently in Phase 3 development for patients undergoing chronic hemodialysis. Such infections have significant treatment costs and lead to increased morbidity and mortality. Neutrolin has FDA Fast Track status and is designated as a Qualified Infectious Disease Product, which provide the potential for priority review of a marketing application by FDA and allow for a total of ten years of market exclusivity in the event of U.S. approval. Neutrolin is already marketed as a CE Marked product in Europe and other territories. In parallel, CorMedix is leveraging its taurolidine technology to develop a pipeline of antimicrobial medical devices, with active programs in surgical sutures and meshes, and topical hydrogels.  The company is also working with top-tier researchers to develop taurolidine-based therapies for rare pediatric cancers.  For more information, visit: www.cormedix.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, financing plans, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the results of our discussions with the FDA regarding the Neutrolin development path; the resources needed to complete the information required to submit a new drug application for Neutrolin to the FDA; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources and the impact on current, planned or future research, including the continued development of Neutrolin and research for additional uses for taurolidine; obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; risks relating to the effect of the reverse stock split on the Company’s stock price and its overall market capitalization; preclinical results are not indicative of success in clinical trials and might not be replicated in any subsequent studies or trials; and the ability to retain and hire necessary personnel to staff our operations appropriately. These and other risks are described in greater detail in CorMedix’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contact:

Dan Ferry
Managing Director
LifeSci Advisors
617-535-7746

CORMEDIX INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE LOSS

	For the Three Months Ended March 31,
	2019	2018
Revenue
Net sales	$163,692	$23,210
Cost of sales	(226,955)	(28,575)
Gross loss	(63,263)	(5,365)
Operating Expenses
Research and development	(2,874,996)	(8,280,442)
Selling, general and administrative	(1,984,922)	(1,903,016)
Total operating expenses	(4,859,918)	(10,183,458)
Loss from Operations	(4,923,181)	(10,188,823)
Other Income (Expense)
Interest income	58,822	14,775
Foreign exchange transaction loss	(1,477)	(9,197)
Interest expense	(302,048)	(1,873)
Total other income (expense)	(244,703)	3,705
Net Loss	(5,167,884)	(10,185,118)
Other Comprehensive Income (Loss)
Unrealized gain from investment	(1,008)	-
Foreign currency translation loss	(305)	(1,425)
Total comprehensive income (loss)	(1,313)	(1,425)
Comprehensive Loss	$(5,169,197)	$(10,186,543)
Net Loss Per Common Share – Basic and Diluted	$(0.22)	$(0.68)
Weighted Average Common Shares Outstanding – Basic and Diluted	23,074,049	15,071,282

CORMEDIX INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEET DATA

	March 31,
	2019	2018

Assets
Cash and cash equivalents	$18,256,999	$17,623,770
Short-term investments	$7,944,549	$-
Total Assets	$27,308,220	$18,825,914
Total Liabilities	$10,766,255	$13,891,658
Accumulated deficit	$(184,155,982)	$(178,988,098)
Total Stockholders’ Equity	$16,541,965	$4,934,256

CORMEDIX INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Three Months Ended March 31,
	2019	2018

Cash Flows from Operating Activities:
Net loss	$(5,167,884)	$(10,185,118)
Net cash used in operating activities	(7,367,470)	(7,054,303)
Cash Flows Used in Investing Activities:
Net cash (used in) provided by investing activities	(7,964,777)	1,565,972
Cash Flows from Financing Activities:
Net cash provided by financing activities	15,967,575	3,269,163
Net Increase (Decrease) in Cash	633,229	(2,217,695)
Cash - Beginning of Period	17,795,323	10,551,282
Cash - End of Period	$18,428,552	$8,333,587